Market Share for Gas Companies in Illinois
                 (Companies Listed in Order of Customers Served)
-------------------------------------------------------------------------------

                              [Vertical Bar Chart]

X-axis (bottom of chart):

         Nicor, Inc.
         Peoples Energy Corp.
         Illinova Corp.
         Ameren Corp.
         Cilcorp, Inc.
         Illinois Gas Co,
         Mount Carmel Public Utility Co.

Y-axis (left side of chart): Market Share Percentages (listed in increments of 10 percent between and including 0 and 60 percent)

[Bar Chart lists market shares for gas companies in Illinois in terms of assets, revenues and number of customers. The companies are listed in the order of customers served as provided below. Assets, revenues and customers are represented by green, violet and red bars, respectively.]


                   Market Shares for Gas Companies in Illinois
                           Companies Sorted by Revenue

Holding Company                  Revenue      Rank     Share of    Cumulative Share
                             (millions of $)            Total
----------------------------------------------------------------------------------
Nicor, Inc.                       1,731         1            45.5%          45.5%
Peoples Energy Corp.              1,238         2            32.5%          78.1%
Illinova Corp.                     354          3             9.3%          87.4%
Ameren Corp.                       250          4             6.6%          93.9%

Cilcorp, Inc.                      219          5             5.8%          99.7%

Illinois Gas Co.                    9           6             0.2%          99.9%
Mount Carmel Public Utility Co.     3           7             0.1%         100.0%

Total                             3,803


                   Market Shares for Gas Companies in Illinois
                           Companies Sorted by Assets

Holding Company                   Assets      Rank     Share of    Cumulative Share
                             (millions of $)            Total
----------------------------------------------------------------------------------
Nicor, Inc.                       2,956         1            45.3%          45.3%
Peoples Energy Corp.              2,083         2            32.0%          77.3%
Illinova Corp.                     634          3             9.7%          87.0%
Ameren Corp.                       447          4             6.9%          93.9%

Cilcorp, Inc.                      383          5             5.9%          99.8%

Illinois Gas Co.                    12          6             0.2%          99.9%
Mount Carmel Public Utility Co.     4           7             0.1%         100.0%

Total                             6,519


                  Market Shares for Gas Companies in Illinois
                    Companies Sorted by Number of Customers

Holding Company                Customers     Rank     Share of    Cumulative Share
                              (thousands)              Total
---------------------------------------------------------------------------------
Nicor, Inc.                      1,848        1             49.8%          49.8%
Peoples Energy Corp.              963         2             25.9%          75.7%
Illinova Corp.                    394         3             10.6%          86.3%
Ameren Corp.                      294         4              7.9%          94.2%

Cilcorp, Inc.                     200         5              5.4%          99.6%

Illinois Gas Co.                   10         6              0.3%          99.9%
Mount Carmel Public Utility Co.    4          7              0.1%         100.0%

Total                            3,714